SECOND AMENDMENT TO LOAN DOCUMENTS

THIS SECOND AMENDMENT TO LOAN DOCUMENTS is made and effective as of April 10, 2012 by and between the Ohio Air Quality Development Authority ("Authority") of the State of Ohio (the "State"), and SCI Engineered Materials, Inc., an Ohio Corporation (the "Company"), under the circumstances summarized in the following recitals.

WHEREAS, the Company executed Loan Documents with the Authority on February 8, 2011 and with the meaning to include “all documents, instruments and agreements delivered to or required by the Authority to evidence or secure the Loan, including this Loan Agreement, as required by the Commitment and this Loan Agreement, as the same may be amended, modified, supplemented, restated or replaced from time to time” as set forth in the Loan Agreement; and

WHEREAS, the Authority Board of Directors declared a Default under the Loan Agreement because of this failure of compliance, thereby raising the interest rate on the Cognovit Promissory Note to ten percent (10%); and

WHEREAS, the Authority Board of Directors authorized amendment of Section 4.3 (e) Financial Covenants of the Loan Agreement in the “First Amendment to Loan Documents” so that (ii) Debt Service Coverage requirement was waived for all quarters ending December 31, 2011 through and including December 31, 2012; and

WHEREAS, the Authority Board of Directors has now reconsidered its declaration of Default and decided instead to grant a waiver of the non-compliance which caused the First Amendment to Loan Documents to be effective as of February 28, 2012;

NOW, THEREFORE, in consideration of the premises and the representations and agreements hereinafter contained, the Authority and the Company agree as follows:

AMEND the interest rate of ten percent (10%) set forth in the “First Amendment to Loan Documents” dated February 28, 2012 so the interest rate of the Cognovit Promissory Note dated February 8, 2011 is returned to the original interest rate stated in the Note which is three percent (3%) per annum, effective the date of this Agreement;

This Second Amendment to Loan Documents and the Loan Documents embody the entire agreement and understanding between the Authority and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

Except as set forth in this Amendment, the Note is unaffected and shall continue in full force and effect in accordance with its terms. If there is conflict between this amendment and the Note, the terms of this amendment will prevail. This Amendment and the Note (including any written amendments thereto), collectively, are the complete agreement of the parties and supersede any prior agreements or representations, whether oral or written, with respect thereto.

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date hereinbefore written.

OHIO AIR QUALITY DEVELOPMENT AUTHORITY

By: /s/ W. Todd Nein

Title: Interim Executive Director

SCI ENGINEERED MATERIALS, INC., AN OHIO CORPORATION

By: /s/ Daniel Rooney 6/12/2012

Title: President and CEO